Exhibit 14.2

Code of Conduct for Directors

of

National Commerce Financial Corporation and Its Subsidiaries

The trust and support of National Commerce Financial Corporation’s (NCF) customers, associates, communities, and shareholders has been critical to NCF’s business success since it was founded. NCF can preserve that trust and support only by maintaining the highest ethical, moral and legal standards in its business dealings.

Regulatory agencies and the public hold the directors of financial institutions to higher standards of conduct than are the directors of other types of corporations. It is, therefore, important that directors of NCF and its subsidiaries adhere to the same high standards that NCF imposes on itself. To that end, this Code of Conduct (the “Code”) has been adopted by the Board of Directors of National Commerce Financial Corporation as a general guide to the standards of conduct expected of all directors of NCF and its subsidiaries.

DEFINITIONS

As used below, the term “NCF” refers collectively to National Commerce Financial Corporation, each of its subsidiary corporations, and each subsidiary of its subsidiaries; a “Director” is any member of the Board of Directors of National Commerce Financial Corporation or any such subsidiary corporation; and a Director’s “Related Parties” include any member of the Director’s family, or any corporation, partnership or other entity owned or controlled by or otherwise affiliated with the Director.

CONFIDENTIALITY

As a financial institution, there is no principle more critical to maintaining public trust than that of the confidentiality of NCF’s relationship with its customers. In the course of their service, Directors routinely obtain information about NCF’s customers and suppliers (including financial information and information about their business activities). While that information is a part of NCF’s business records, it is NCF’s policy that such information be kept in confidence, be used only for NCF’s business purposes, and not be discussed with any person outside the necessary course of NCF’s business. Even within NCF, such information should be shared or discussed only with those who have a legitimate business need. The improper disclosure of confidential information about a customer or supplier, or the use of any such information to further the personal interest of a Director or one of his/her Related Parties, can severely damage NCF’s reputation and, under certain circumstances, may result in the risk of civil liability.

By virtue of their positions with NCF, Directors routinely are given financial and other information about NCF and its business. Frequently, such financial information, or the details of events or trends in NCF’s business, are provided to and discussed with Directors prior to any disclosure to NCF’s shareholders or to the investing public. The proper management of corporate information and its disclosure to the public is of vital importance to NCF, and “leaks” or the premature disclosure of confidential information can have a materially adverse impact on NCF. It is NCF’s policy that all information about NCF given to a Director in the course of his/her service as such must be kept confidential and may not be disclosed by the Director to any other person (including his/her Related Parties and associates of NCF who are not already privy to such information) under any circumstances. Likewise, Directors should not discuss with other persons details of the affairs of NCF or the substance of events or discussions that transpire at meetings of the Board. Directors may discuss with other persons financial and other information that has been publicly disclosed by NCF in the form of its annual and other periodic reports and press releases, but only to the extent that such information actually has been so disclosed to the public and that such information has had time to be disseminated.

Directors may find, as a result of their status of serving on the Board, that direct or indirect contacts or overtures are made to them individually regarding the position of NCF as to its independence or its interest in affiliating or merging with some third party. Any such third party inquiries of a Director should be immediately reported to the Chief Executive Officer. The Director receiving such an inquiry should make no statement that can be interpreted to indicate that the Board would have any interest whatsoever in entertaining such discussions and should indicate only that the matter should be addressed directly with the Chief Executive Officer. Directors should be mindful that their positions as Directors of NCF place them in a position where comments by Directors, either meaningful or otherwise, could signal improperly the stated position of the Board with regard to NCF’s mission and purpose. In addition, a Director shall refrain at all times from initiating any contact, directly or indirectly, with any unrelated third party regarding that party’s, or some other party’s, interest in engaging in discussions with NCF to effect a combination, consolidation, merger and the like, unless the Director has this responsibility directly delegated to him/her by the Chief Executive Officer.

As stated in the NCF’s Policy Regarding Communications on Strategic Matters, “With respect to the solicitation of offers to acquire the Corporation, only the Chief Executive Officer of the Corporation, with the approval of the Executive Committee, shall have the authority to solicit offers to acquire the Corporation. Members of the Corporation’s Board of Directors shall not have the authority to solicit offers for the acquisition of the Corporation.” The Chairman and the Chief Executive Officer will report to the Executive Committee any incoming acquisition offers.

The Board of Directors, acting as a corporate body, has the ultimate fiduciary duty to its shareholders in matters of this nature and no individual Director should entertain or initiate any discussions that would run counter to the established position of the Board as to the future course of NCF. In light of the increasing consolidation in the financial services industry, the issue of independence or affiliation has become increasingly sensitive and any breach of this policy by a Director should be considered to be a breach of that Director’s fiduciary duty to NCF.

CONFLICTS OF INTEREST

Among their other duties, Directors have a “duty of loyalty” which requires them to administer NCF’s affairs with candor, personal honesty and integrity. They are prohibited from advancing their own personal or business interests, or those of others, at the expense of NCF. A “conflict of interest” is a situation in which a personal interest of a Director (or of one of his/her Related Parties) conflicts with, or appears to conflict with, the interest of NCF or one of its customers. If the conflict is between the Director’s interest and the interest of NCF, the Director is prohibited from using his/her position to further his own personal interest at the expense or to the detriment of NCF, and a violation by the Director puts him/her at risk of liability for damages incurred by NCF. If the Director’s interest conflicts with the interest of one of NCF’s customers related to his/her or its dealings with NCF, then NCF’s policy of integrity and fairness suggests that the Director not further his/her own personal interest to the detriment of NCF’s customer. A violation of such policy does damage to NCF’s reputation for fair dealing with its customers and, because such conduct may result in the risk of civil liability on the part of NCF, the Director’s action also conflicts with the best interest of NCF.

While all conflicts of interest cannot be avoided, Directors should attempt to plan their business and personal affairs so as to avoid conflicts (or the appearance of a conflict) to the greatest extent possible, and, in those cases where a conflict cannot be avoided, Directors should fully disclose the circumstances of the conflict to the Executive Committee of the Board and abstain from participation in any decision-making by NCF in connection with any transaction giving rise to the conflict.

Listed below are certain common examples of situations that may pose a conflict of interest or the appearance of a conflict for a Director. While these examples by no means are intended as a statement of all situations in which a conflict or the appearance of a conflict will arise for a Director, they will provide general guidance as to the types of situations in which Directors must be sensitive to their duties and obligations.

Self-Dealing

A Director’s duty of loyalty requires that, at all times, he/she administer NCF’s affairs with candor, personal honesty and integrity, and that he/she not use his/her position for his/her own personal gain to the detriment of NCF. Self-dealing by a Director violates his/her duty of loyalty and is aggressively dealt with by banking regulators.

Banking and Loan Transactions. It is anticipated that, whenever possible, Directors will utilize the banking and lending services of NCF, and that they will recommend NCF to others, including their Related Parties. However, while Directors should expect to be treated as well as any other customer similarly situated, they should not expect or attempt to arrange more favorable treatment for themselves or for their Related Parties. Directors must be sensitive to and use all best efforts to avoid circumstances in which they may be accused of self-dealing or of attempting to misuse their positions or influence. All transactions between NCF and a Director or one of his/her Related Parties should be conducted on the same basis and terms as an unrelated party in accordance with NCF’s standard policies and procedures, with full disclosure of the Director’s interest, and in such a manner as to avoid the appearance of self-dealing; and, Directors should abstain from any participation in the decision-making process related to any such transaction. All loan transactions between NCF and a Director or one of his/her Related Parties must be conducted in strict compliance with state and Federal laws and regulations, including Federal Reserve Board Regulation O, which apply to such loans.

Sales of Goods or Services to NCF. Directors or their Related Parties often are in the business of supplying goods and services of a type used by NCF. No law prohibits Directors or their Related Parties from selling goods and services to NCF; however, such transactions involve an inherent conflict of interest and should be conducted only on the same basis and terms as an unrelated party and in a manner that is fair to NCF. A Director should disclose fully to the Executive Committee the nature of his/her interest in any such transaction with NCF. Any such transaction which is not routine or conducted in the ordinary course of NCF’s business, or which is material to NCF, shall be approved by NCF’s full board of Directors before being effected.

Purchases of Property or Assets from NCF. Purchases of property or assets by a Director or one of his/her Related Parties from NCF should be made on the same basis and terms as an unrelated party and in a manner which is fair to NCF, and may only be made after full disclosure by the Director of the nature of his/her interest in the transaction and after approval of the transaction by the Executive Committee.

Purchases of property or assets of a loan customer of NCF which are being sold through a foreclosure or repossession sale, or which have been acquired by NCF at such a sale or otherwise in the course of liquidating a customer’s loan are discouraged and should be avoided. However, there are circumstances (such as the lack of other willing purchasers) under which such a purchase may benefit NCF. In those cases, a purchase by a Director or his/her Related Parties may be appropriate, but only after consideration by and the pre-approval of the Executive Committee. The same procedures will apply regarding purchases of assets by a Director or one of his/her Related Parties directly from a distressed borrower.

Purchases of property or assets from trusts or estates administered by NCF’s Trust Department generally are prohibited under most states’ laws.

Use of NCF’s Assets, Facilities and Personnel. NCF’s equipment and facilities, and the services of its personnel, are valuable assets. The unauthorized use of such assets by a Director or one of his/her Related Parties for personal or other purposes which do not further the business interests of NCF and without compensation for such use is a misuse of corporate assets. At a minimum, such misuse of assets may constitute a violation of the Director’s duty of loyalty. At its extreme, such misuse may constitute a misapplication or misappropriation of assets by the Director. From time to time NCF may extend the use of certain of its equipment or facilities, or the services of certain of its personnel, to Directors in the course of their service to NCF. However, Directors should avoid any unauthorized use of such assets.

Gifts and Gratuities. The receipt by a Director or one of his/her Related Parties of any gift or gratuity from an existing or prospective customer or supplier of NCF may create, at a minimum, the appearance of a conflict of interest and breach of the Director’s duty of loyalty, and, at its extreme, a violation of state and Federal laws which strictly prohibit the acceptance of bribes. A “gift” includes any type of gratuity, favor, service, discount or price concession, loan, legacy or inheritance, or any type of compensation or fee, including cash, securities or other property, or any other thing having a monetary value.

Directors and their Related Parties should not accept any “gift” from an existing or prospective customer or supplier of NCF if the gift is in any manner related to or given in connection with NCF’s business with that customer or supplier or if the gift is motivated by a desire to influence the Director or NCF in connection with NCF’s business activities or a business transaction to which NCF is or will be a party. It is recognized that some gifts offered to a Director are not connected with NCF’s business even though they may be given by customers or suppliers, and that Directors, under appropriate circumstances, should be permitted to accept such gifts.

While the acceptance of these gifts is not prohibited, the potential for the appearance of a conflict of interest is still present, and any such gift of more than nominal value offered to or received by a Director or one of his/her Related Parties from an existing or prospective customer or supplier of NCF should be disclosed to the Executive Committee.

A Director may not directly or indirectly solicit, accept or agree to accept anything of value from any person in connection with any business transaction by NCF or which is intended to influence or reward him/her in connection with any such transaction or otherwise in his capacity as a Director. State and Federal banking laws prohibiting the offer or acceptance of bribes are aggressively enforced and the penalties for violations are severe. Any offer of a bribe to a Director should immediately be reported to the Chairman of the Audit Committee.

“Hidden” Conflicts

Directors must be sensitive to “hidden conflicts” which may arise as a result of indirect interests (financial or otherwise) they or their Related Parties have in transactions between NCF and some other person. In other words, a Director may be accused of misusing his/her position in connection with a transaction to further his/her own personal interest even if he/she or one of his/her Related Parties is not involved in the transaction, and even if his/her personal interest is not of a financial nature. For example, a Director may be considered to have an indirect personal interest in:

•	a loan by NCF to any person which could be said to relate to or facilitate a separate business transaction or business relationship between the loan customer and a Director or one of his/her Related Parties (such as a loan that will enable the customer to purchase some property or service from, pay a debt owed to, or that otherwise would have some bearing on that person’s personal or business dealings with, a Director or one of his/her Related Parties);

•	a loan by NCF to, or a purchase of property or services by NCF from, any person with whom a Director or one of his/her Related Parties has a special personal or other relationship (such as a transaction with a Director’s personal friend or business associate, or a loan to a community, charitable or political organization in which a Director is involved); or,

•	any other loan or other business transaction in which a Director or one of his/her Related Parties will derive some indirect benefit, whether of a financial or personal nature.

The conflicts of interest resulting from transactions in which a Director or one of his/her Related Parties has an indirect interest are subject to the same “self dealing” considerations as are those transactions in which a Director is a direct participant or has a direct interest. Directors should fully disclose to the Executive Committee any indirect interest they have in any such transaction, and they should abstain from participation in NCF’s decision-making process relating to, and should not attempt to influence the terms of, such a transaction.

Insider Trading Policy

Under the federal securities laws, it is illegal to engage in “insider trading,” which is purchasing or selling securities when one is aware of material nonpublic information relating to those securities, or “tipping,” which is communicating material nonpublic information to another when it can be expected that the other person might trade or tip another person based on such information. It is our policy that if a Director has material nonpublic information relating to the Company, he or she may not buy or sell securities of the of the Company or engage in any other action to take advantage of, or pass on to others, that information. Tippers can be subjected to penalties, regardless whether the tipper personally benefits financially from another’s actions. To avoid tipping, a Director should be careful to avoid discussing sensitive information about the Company in any place (i.e., at a restaurant, in elevators, on an airplane, via e-mail) where such information may be overheard or seen.

The same restrictions that apply to Directors also apply to their family members and others living in their household. Directors are responsible for the compliance of their immediate family and personal household. Purchases or sales that may appear necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. This policy also applies to Material Information relating to any other company obtained in the course of the directorship.

The Company’s confidentiality and securities trading policy applies to all Material Nonpublic Information. “Material and “Nonpublic” are defined below to clarify the scope of the Company’s policy. Whenever a Director is in doubt as to whether information is Material and Nonpublic, the assumptions should be that it is, and the Director should refrain from trading or communicating such information until verification can be made with General Counsel that such information is not Material and Nonpublic.

“Material” Information. Material Information is any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock. In short, any information that could reasonably affect the price of the stock is “Material.” Material Information can be positive or negative. Chances are, if a Director learns something that leads him or her to want to buy or sell stock, the information will be considered Material.

Examples. Common examples of Material Information are: projections of future earnings or losses; information regarding same store sales performance; news of a pending or proposed merger, acquisition, or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies, the declaration of a stock split, or the offering of additional securities; changes in management; and impending bankruptcy or financial liquidity problems.

“Nonpublic” Information. Information is “Nonpublic” when it is not reasonably available to the investing public. Thus, internal company reports, projections, and plans are “Nonpublic.” Such information can be considered “public” only when it has been announced to the public in a source such as the Dow Jones broad tape; wire services such as Bloomberg, AP or UPI; radio; television; newspapers and magazines of wide circulation; and documents filed with the Securities and Exchange Commission. Because it can take some time for information once announced to be fully disseminated and understood by the investing public, generally, Directors should continue to treat information as Nonpublic, and thus refrain from trading or communicating such information, until the third business day after the announcement. Exceptions must be approved by General Counsel, and will only be considered after full disclosure of all facts.

Examples. If an announcement is made on Monday, Thursday would be the first day on which a Director may trade. If an announcement is made on a Friday, Wednesday would be the first day. If a Director has any doubt as to whether information is generally available to the investing public, he or she should assume it is Nonpublic, and refrain from trading on or communicating such information.

In addition to any civil or criminal penalties resulting from insider trading, it is the Company’s policy to consider additional sanctions, including immediate dismissal for cause, against any Director who fails to comply with the Company’s policy or procedures.

Civic, Charitable and Political Activities

Directors are encouraged to be active citizens in their respective communities and to actively participate in civic, community and charitable affairs, and their good works in those areas reflect favorably on NCF. However, Directors should undertake such activities as private citizens. While NCF takes seriously its obligations as a corporate citizen and lends its support, financial and otherwise, to many worthwhile civic, community and charitable causes, there are financial and other considerations that must enter into a decision by NCF to support any such cause. Unless authorized by the Board of Directors, a Director should not commit NCF as a sponsor of or a contributor to, or use or commit to the use of NCF’s name, equipment, facilities or personnel on behalf of, any civic, community or charitable cause without the permission of the Chief Executive Officer.

Various state and Federal laws strictly prohibits NCF from using its funds or assets in support of political candidates, campaigns or parties. Except as may be permitted by laws applicable to the activities of a political action fund, in no event may political contributions be made in NCF’s name or with its funds, nor may NCF’s name, equipment, facilities or personnel be used, directly or indirectly, in support of any political candidate, campaign or party. To avoid any appearance of corporate support or endorsement, no Director should state or imply that NCF supports or will support, or identify NCF in any manner with, any political candidate, campaign or party, and any political activities by Directors should be conducted away from NCF’s premises.

Other Directorships

A Director’s duty of loyalty requires that he/she not compete with NCF or engage in activities that adversely affect NCF’s reputation, encroach on the time or attention he/she devotes to his/her duties as a Director of NCF, or adversely affect the quality of service he/she renders as a Director. While Directors of NCF are not prohibited from serving as directors of other entities, under certain circumstances such service may pose potential conflicts of interest or violations of the Director’s duty of loyalty to NCF. Directors should notify the Corporate Governance and Nominating Committee and the Executive Committee if they accept a position, or agree to allow their names to be placed in nomination for election, as a director of any other entity (other than charitable, civic or other non-profit entities).

Under most circumstances, Federal law prohibits a Director from serving as a “management official” (including service as an officer, director or advisory director) of any other “depository organization” (including any depository institution or other organization that owns a depository institution).

WAIVERS

Any waiver of this Code of Conduct for a Director may be made only by the Board of Directors or a designated committee of the Board and will be promptly disclosed as required by the New York Stock Exchange rules and applicable law.